U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

    WOLF                              THOMAS                  M.
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   (Last)                            (First)              (Middle)

                               351 HITCHCOCK WAY
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                                    (Street)

SANTA BARBARA,                          CA                  93105
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     MARCH 7, 2002
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     OXIS INTERNATIONAL, INC. (symbol-OXIS.OB)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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                                    Table I -- Non-Derivative Securities Beneficially Owned
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                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or
1. Title of Security              Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)
                                                                          (Over)

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                                    Table II -- Derivative Securities Beneficially Owned
                               (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                   5. Owner-
                                                 3. Title and Amount of Securities                    ship
                                                    Underlying Derivative Security                    Form of
                         2. Date Exercisable        (Instr. 4)                                        Derivative
                            and Expiration Date  ---------------------------------  4. Conver-        Security:
                            (Month/Day/Year)                            Amount         sion or        Direct      6. Nature of
                         ----------------------                         or             Exercise       (D) or         Indirect
                         Date       Expira-                             Number         Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                of             Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date         Title                  Shares         Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:




            /s/ Thomas M. Wolf                                   3/22/2002
---------------------------------------------            -----------------------
                Thomas M. Wolf                                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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